Exhibit 99.1

Press Contact
Spencer Sias
Varian Medical Systems
+1 (650) 424-5782 spencer.sias@varian.com

FOR IMMEDIATE RELEASE

Varian Announces Successful Separation of Imaging

Components Business

PALO ALTO, Calif. — January 30, 2017 — Varian Medical Systems (NYSE: VAR) today announced it has successfully completed the separation of its Imaging Components Business, which is now established as Varex Imaging Corporation (NASDAQ: VREX). The transaction was completed via a distribution of Varex stock to Varian stockholders of record on January 20, 2017.

Under the terms of the separation, Varian stockholders received 0.4 shares of Varex for every one share of Varian they held as of the record date of January 20, 2017. Varex shares were distributed at 12:01 PT on January 28, 2017 in a distribution that is intended to be tax-free for U.S. federal income tax purposes. Varian has approximately 94 million shares outstanding and Varex has approximately 38 million shares outstanding. In connection with the separation, Varian received a $200 million cash payment from Varex.

“We are very pleased that we were able to complete this successful separation and create two strong independent companies,” said Dow Wilson, CEO of Varian Medical Systems. “Varian is now focused exclusively on expanding its position as the leader in systems and software for the treatment of cancer. As a cancer-fighting company we are increasing our efforts to make the treatment of cancer more effective, affordable and accessible for patients around the world.”

Varex is focused on being a high-volume manufacturer of X-ray tubes, flat panel detectors and high-voltage connectors as well as a supplier of imaging software and specialized accelerators for high-energy x-ray imaging.

Varian Management

Magnus Momsen, 42, has been named Senior Vice President and Corporate Controller for Varian, replacing Clarence Verhoef, who has assumed the role of Chief Financial Officer for Varex. Separately, Dr. Ruediger Naumann-Etienne and Dr. Eric R. Reinhardt have left the Varian board of directors to join the board of Varex Imaging, Inc. Varian has reduced the number of its board members to eight.

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Varian Outlook

Beginning with the company’s fiscal second quarter, Varian’s Imaging Components segment will be reflected as a discontinued operation for the first four months of fiscal year 2017, and the company has guided for continuing operations for the second through the fourth quarters of fiscal year 2017.

For the balance of fiscal year 2017, the company expects that revenues from continuing operations will grow in the range of 4 to 5 percent, bringing revenue growth for the fiscal year to 3 to 4 percent. Non-GAAP earnings per diluted share from continuing operations for the second through fourth quarters of the fiscal year are expected to be in the range of $2.94 to $3.06. For the second quarter, the company expects revenues from continuing operations will grow in the range of 4 to 5 percent and non-GAAP earnings per diluted share will be in the range of $0.84 to $0.90. The company intends to repurchase 2 million shares of stock in its second quarter of fiscal year 2017.

Varian has prepared the attached pro forma financial information for Varian as a stand-alone company for fiscal years 2014, 2015 and 2016 as well as the quarterly financial information for fiscal year 2016 as if Varian and its Imaging Components business were separated as of the beginning of 2014. The company will file a Form 8-K later this week to show Varian’s detailed pro forma statements of earnings excluding both the separation costs and the results of its Imaging Components business for fiscal years 2014 through 2016.

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About Varian Medical Systems

Varian Medical Systems focuses energy on saving lives and is the world’s leading manufacturer of medical devices and software for treating and managing cancer. Headquartered in Palo Alto, California, Varian employs approximately 6,400 people at sites around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “believe,” “expect,” “promising,” “outlook,” “should,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; challenges associated with commercializing the company’s particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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VARIAN MEDICAL SYSTEMS, INC.,

PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS DATA

EXCLUDING IMAGING COMPONENTS BUSINESS AND SEPARATION COSTS

(UNAUDITED)

	Fiscal Years
(In millions)	2016	2015	2014
Revenues	$2,621.1	$2,490.7	$2,392.7
Cost of revenues	1,508.2	1,458.6	1,369.6

Gross margin	$1,112.9	$1,032.1	$1,023.1

Operating earnings	$435.0	$395.7	$370.9
Earnings before taxes	$440.6	$401.3	$374.2

	Fiscal Year 2016
(In millions)	Q1 QTR	Q2 QTR	Q3 QTR	Q4 QTR
Revenues	$615.8	$615.2	$642.9	$747.2
Cost of revenues	363.3	357.1	359.4	428.4

Gross margin	$252.5	$258.1	$283.5	$318.8

Operating earnings	$88.3	$103.0	$102.1	$141.6
Earnings before taxes	$90.0	$104.0	$103.7	$142.9

The company expects its annual effective tax rate subsequent to the separation of its Imaging Components business to be in the range of 25 to 26 percent.

Discussion of Non-GAAP Financial Measures

This press release includes the forward-looking non-GAAP financial measure, non-GAAP diluted net earnings per share. This measure is not presented in accordance with, nor is it a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, this measure may be different from non-GAAP measures used by other companies, limiting its usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP net earnings per fully diluted share excludes the following items:

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Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management. Non-GAAP items are generally included in selling, general and administrative expenses, unless otherwise specified.